2344 SPRUCE STREET - SUITE A - BOULDER, COLORADO 80302 TELEPHONE (303) 444-5483 FACSIMILE (303) 245-0420 EMAIL: CDJOHNS@BOULDERFUNDS.NET

January 25, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

At a board meeting on July 24, 2006, the Audit Committee of Boulder Growth & Income Fund, Inc. (the “Fund”) selected, and the Board of Directors of the Fund ratified, Deloitte & Touche LLP as the Fund’s independent registered public accounting firm. KPMG LLP (“KPMG”) was dismissed as the Fund’s independent registered public accounting firm.

KPMG’s reports on the financial statements for the past six fiscal years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements between the Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years or any subsequent period preceding the dismissal.

A letter from KPMG is attached as Exhibit 77Q1(f) to this Form N-SAR.

Very truly yours,

/s/ Carl D. Johns

Carl D. Johns
Treasurer and Chief Financial Officer